ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT ("**Agreement**") effective as of March 13th, 2008 ("**Effective Date**"), is by and between **NORTH AMERICAN MINERALS GROUP INC.**, a British Columbia corporation ("**NAMG**"), and **ICE RESOURCES INC.**, an Alberta corporation ("**Ice**").

A. Whereas it is mutually agreed that the Exploration and Option to Purchase Agreement between NAMG and Ice dated effective May 22, 2007 (the "**Option Agreement**") is hereby cancelled and terminated and of no force and effect, and all obligations pursuant thereto have ended, including, but not limited to, all exploration expenditures and the obligation of Ice to pay $500,000 in exploration expenditures, or otherwise, pursuant to the Option Agreement;

B. Whereas NAMG is the holder of a 100% interest in 27 federal lode mining claims and one State Mining Lease comprising four blocks entitled George Creek, Chicken Park, Sand Creek and Pearl Creek (the "**NAMG Claims**") and covering property located in Larimer County, Colorado, U.S.A. (the "**NAMG Property**") as more specifically described in Schedule "A" hereto;

C. Whereas Ice hopes to become the holder of a 100% interest in an option to lease certain exploration properties, solely in respect of Diamonds (as defined below) and not with respect to any other minerals, located in Larimer County, Colorado and Albany County, Wyoming, U.S.A. as more specifically described in Schedule "B" hereto (the "**Anadarko Property**") pursuant to an Exploration License with Option to Lease Agreement (the "**Anadarko Agreement**") among Ice and Anadarko Land Corp. ("**Anadarko**");

D. Whereas NAMG has agreed to sell to Ice, and Ice has agreed to purchase from NAMG, a 15% carried interest in the claims in Schedule "A";

E. Whereas Ice, if successful in executing the Anadarko Agreement, has agreed to sell to NAMG, and NAMG, upon Ice being successful in executing the Anadarko Agreement, has agreed to purchase from Ice, a 85% interest in Anadarko Agreement;

NOW THEREFORE for Ten ($10) Dollars paid by Ice to NAMG and other good and valuable consideration, the nature, receipt and sufficiency of which is acknowledged by each of the Parties, the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1 Definitions. In this Agreement and in the Schedules attached hereto:

"**Affiliate**" means any person, partnership, limited liability company, joint venture, corporation or other form of enterprise which controls, is controlled by, or is under common control with a Party;

"**Agreement**" means this agreement and all amendments and modifications hereto, and all Schedules hereto, which are incorporated herein by this reference;

"**Anadarko Activities**" has the meaning set forth in section 2.4(h);

"**Anadarko Property**" has the meaning given in Recital C;

"**Anadarko Property Exploration Expenditures**" means all costs of maintaining the Anadarko Property pursuant to the Anadarko Agreement, all exploration and development expenditures

incurred with respect to the exploration or development of the Anadarko Property, including without limitation, sampling, mapping, stripping, drilling, trenching, analytical testing, and any other exploration, development or geological activities performed on the Anadarko Property whatsoever including, without limitation, management fees and overhead provided that such cost qualify as exploration expenditures pursuant to the leases for the Anadarko Property;

"Approval" means any authorization, approval, permit or consent by the States of Wyoming and Colorado or any other regulatory authority that is required in order to conduct activity on the NAMG Claims, the NAMG Property or the Anadarko Property;

"Bankable Feasibility" means when a study has been completed and accepted by each party, which study is a comprehensive forward analysis of a project's economics (+/-15% precision) which has been accepted by a financial institution(s) for project financing;

"Diamonds" means diamonds, diamondiferous materials, gemstones, ore containing diamonds and ore bearing materials which contain diamonds;

"Effective Date" means March 13th, 2008;

"Environmental Claims" means any and all administrative or judicial actions, suits, orders, lines, notices, violations or proceedings related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by: (i) a governmental authority for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law; or (ii) a third party seeking damages for personal injury or property damage resulting from the release of Hazardous Material at, to or from the NAMG Claims, the NAMG Property or the Anadarko Property;

"Environmental Laws" means all federal, provincial, state and local laws, statutes, ordinances, codes, rules and regulations related to protection of the environment or the handling, use, generation, treatment, storage, transportation or disposal of Hazardous Materials;

"Environmental Permit" means all permits, licenses, approvals, authorizations or consents required by any governmental authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a governmental authority under any applicable Environmental Law;

"Exploration Expenditures" means all costs of maintaining the NAMG Property, all exploration and development expenditures incurred with respect to the exploration or development of the NAMG Property, including without limitation, sampling, mapping, stripping, drilling, trenching, analytical testing, and any other exploration, development or geological activities performed on the NAMG Property whatsoever including, without limitation, management fees and overhead;

"Exploration Expenditures Period" has the meaning set forth in Section 3.4;

"Exploration Work" means any activity which requires the payment of Exploration Expenditures or Anadarko Property Exploration Expenditures;

"Government Payments" means payments to the States of Wyoming and Colorado or any other regulatory or taxing authority that are required to maintain the NAMG Claims, the NAMG Property or the Anadarko Agreement in good standing;

"Hazardous Material" means any hazardous or toxic substance, material or waste which is regulated by any federal, provincial, state or local governmental authority under any

Environmental Law now or hereafter effective, including, without limitation, any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste;

"Ice" means Ice Resources Inc., an Alberta corporation;

"Ice's Interest" means the 15% interest granted to Ice in the NAMG Claims;

"NAMG" means North American Minerals Group Inc., a British Columbia corporation;

"NAMG Activities" has the meaning set forth in Section 2.2(h);

"NAMG Claims" has the meaning given in Recital B;

"NAMG's Interest" means the 85% interest granted to NAMG in the Anadarko Agreement;

"NAMG Property" has the meaning given in Recital B; and

"Operator" means the operator of the Anadarko Property and the NAMG Property which shall be NAMG;

"Party" means NAMG or Ice and their respective successors and permitted assigns;

"Royalty Interests" has the meaning given in Section 2.2(b); and

"**Successful Execution**" has the meaning set for in Section 3.2.

1.2 Currency. Unless otherwise stated, all amounts of money referred to in this Agreement are expressed in Canadian dollars.

1.3 Headings. The division of this Agreement into Articles, and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of the Agreement.

1.4 Expanded Meanings. In this Agreement and in the Schedules to this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a) The singular shall include the plural and the plural shall include the singular;

(b) The masculine shall include feminine and neuter genders;

(c) Words of inclusion such as "including" in a list shall be read as being inclusive and without limitation, whether or not so stated; and

(d) A reference to any statute shall be deemed to extend to and include any amendment or re-enactment of such statute.

1.5 Schedules. Attached hereto and forming a part of this Agreement are the following Schedules:

Schedule "A" - NAMG Claims; and

Schedule "B" - Anadarko Property.

ARTICLE 2
REPRESENTATIONS, WARRANTIES, AND INDEMNITIES

2.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that:

(a) it will not breach any agreement or arrangement by entering into or performing this Agreement;

(b) this Agreement has been duly executed and delivered and is valid and binding upon it and enforceable in accordance with its terms;

(c) it is a corporation duly incorporated and in good standing in accordance with the laws governing its incorporation and is qualified to do business and in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement;

(d) it holds all licences and permits that are required for carrying on its business in the manner in which such business will need to be carried on in order for it to meet its obligations under this Agreement except where the failure to hold such licenses and permits would not have a material adverse effect on the Party; and

(e) it has the capacity to enter into and perform its obligations under this Agreement and all transactions contemplated herein and all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken and upon written request by the other Party, will provide documentation of such corporate action, including, but not limited to, copies of any necessary resolutions of its board of directors.

2.2 Additional Representations and Warranties of NAMG. NAMG, by its execution of this Agreement, represents and warrants to Ice that:

(a) the NAMG Claims have been validly issued and are in good standing, and all Government Payments required on or before the Effective Date to keep the NAMG Claims in full force and effect have been timely and properly made;

(b) NAMG is the sole legal and beneficial owner of a 100% interest in the NAMG Claims set forth in Schedule "A", free and clear of all liens, charges, encumbrances, royalties, agreements, underlying interests and conflicting rights or claims of whatsoever nature other than: (i) taxes or royalties that may become payable to a governmental authority in the State of Colorado or the United States if the NAMG Claims are put into production; and (ii) for a net sales royalty of 3% on the net sale of diamonds produced pursuant to the mining claims and a royalty of 2% on the net sales of diamonds produced pursuant to the mining lease, both of which are payable to Ernest D. Black, a prior owner of the NAMG Claims (collectively, the "**Royalty Interests**"). Upon achieving commercial production in respect of the diamond properties conveyed pursuant to the purchase agreement with Ernest D. Black, NAMG has the right to unilaterally acquire some or all of the royalties granted to Black for $1,000,000 USD per royalty percentage point (to a maximum of $3,000,000 USD);

(c) the NAMG Claims have been validly staked, located, recorded and properly acquired by NAMG in accordance with all applicable laws and regulations of the State of Colorado, the United States and any other regulatory authority having jurisdiction over the NAMG Claims;

(d) except as provided for by operation of this Agreement, no person, firm, corporation or other entity of any kind whatsoever has any form of right to explore, develop, mine or otherwise exploit minerals from the NAMG Claims or the NAMG Property;

(e) except as provided for by this Agreement, there are no outstanding agreements or options of any kind whatsoever to acquire or purchase the NAMG Claims or any interest of any kind whatsoever in the NAMG Claims, and no person has any royalty or other interest of any kind whatsoever in the NAMG Claims other than: (i) taxes or royalties that may become payable to a governmental authority in the State of Colorado or the United Sates if the NAMG Claims are put into production, and (ii) the Royalty Interests;

(f) if Ice achieves Successful Execution, no third party consent or approval is required to be obtained by NAMG to allow it to enter into and perform obligations under this Agreement;

(g) in addition to the other representations and warranties contained herein and not in limitation thereof: (i) to the knowledge of NAMG, no material releases of Hazardous Materials have occurred at or from the NAMG Claims or the NAMG Property; (ii) there are no past, pending, or to the knowledge of NAMG, threatened, Environmental Claims against or arising from the NAMG Claims or the NAMG Property; (iii) to the knowledge of NAMG's, there are no leaking underground storage tanks on the NAMG Claims or the NAMG Property; and (iv) to the knowledge of NAMG, there are no facts, circumstances, or conditions that could reasonably be expected to restrict, under any Environmental Law or Environmental Permit in effect prior to or at the Effective Date, the ownership, occupancy, use or transferability of the NAMG Claims;

(h) all activities by or on behalf of NAMG on or in respect of the NAMG Claims or the NAMG Property prior to the Effective Date (the "**NAMG Activities**") have been performed in compliance with all applicable laws, rules and regulations, including all laws, rules and regulations relating to operations and reclamation of disturbed lands and those relating to protection of the environment, and NAMG has:

   i. not received notice of any alleged violation of any law, rule or regulation with respect to the NAMG Activities, the NAMG Claims or the NAMG Property.

   ii. no knowledge of any threatened or pending governmental investigation into alleged violations of any law, rule or regulation with respect to the NAMG Activities, the NAMG Claims or the NAMG Property, and

   iii. no knowledge of any facts which would lead a well informec and reasonable operator in the mining industry to believe that there has been any violation of any law, rule, or regulation with respect to the NAMG Activities, the NAMG Claims or the NAMG Property;

(i) NAMG has delivered or made available to Ice copies of all material reports, data, and information within NAMG's possession which concern the NAMG Claims or the NAMG Property, provided, however, NAMG shall be deemed not to warrant the completeness or accuracy of any such data or interpretations;

(j) NAMG has exclusive possession of the NAMG Claims set forth in Schedule "A";

(k) NAMG is unaware of any material facts or circumstances which have not been disclosed, which should be disclosed to Ice in order to prevent the representations in this Agreement from being materially misleading;

(l) NAMG has not done anything or omitted to do anything whereby the NAMG Claims or the NAMG Property may become subject to any liens, charges, encumbrances, royalties, agreements, underlying interests and conflicting rights or claims;

(m) to the best of NAMG's knowledge, there are no adverse claims or challenges of any kind whatsoever, including without limitation, claims or challenges by native or aboriginal peoples or other third parties, against or to the ownership of, or title to, the NAMG Claims nor is there any basis therefor;

(n) NAMG has no knowledge of anything with respect to the current or former ownership or usage of the NAMG Claims or the NAMG Property whereby any litigation affecting NAMG's interest or use of the NAMG Claims or the NAMG Property may be commenced; and

(o) there are no material actions, claims, investigations or proceedings, judicial or otherwise, pending, or to the knowledge of NAMG threatened, against or relating to NAMG, the NAMG Claims or the NAMG Property which relate to or could materially adversely affect NAMG's interest in the NAMG Claims.

2.3 NAMG to Indemnify Ice. NAMG shall indemnify, defend and hold Ice harmless from any loss, damage, reclamation obligations or other claims, liability, demands or causes of action which are attributable to NAMG's activities on the NAMG Claims or the NAMG Property, prior to the execution of this Agreement, and for those activities performed while NAMG is Operator of the project in relation to the NAMG Claims or the NAMG Property, including any environmental damage.

2.4 Additional Representations and Warranties of Ice. Ice, by its execution of this Agreement, represents and warrants to NAMG that:

(a) to the knowledge of Ice, the claims, licenses or leases in respect of the Anadarko Property have been validly issued and are in good standing, and all Government Payments required on or before the Effective Date to keep the claims, licenses or leases in respect of the Anadarko Property in full force and effect have been timely and properly made;

(b) to the knowledge of Ice, Anadarko is the sole legal and beneficial owner of a 100% interest in the Anadarko Property, in respect of Diamonds, as set forth in Schedule "B", free and clear of all liens, charges, encumbrances, royalties, agreements, underlying interests and conflicting rights or claims of whatsoever nature other than taxes or royalties that may become payable to a governmental authority in the States of Wyoming and Colorado or the United Sates if the Anadarko Property is put into production;

(c) to the knowledge of Ice, the Anadarko Property has been validly staked, located, recorded and properly acquired by Anadarko in accordance with all applicable laws and regulations of the States of Wyoming and Colorado, the United States and any other regulatory authority having jurisdiction over the Anadarko Property;

(d) to the knowledge of Ice, except as provided for by operation of this Agreement, no person, firm, corporation or other entity of any kind whatsoever has any form of right to explore, develop, mine or otherwise exploit Diamonds from the Anadarko Property;

(e) to the knowledge of Ice, except as provided for by this Agreement, there are no outstanding agreements or options of any kind whatsoever to acquire or purchase the Anadarko Property or any interest, all in respect of Diamonds, of any kind whatsoever in the Anadarko Property, and no person has any royalty or other interest of any kind whatsoever, in respect of Diamonds, in the Anadarko Property other than taxes or royalties that may become payable to a governmental authority in the States of Wyoming and Colorado or the United Sates if the Anadarko Property is put into production;

(f) no third party consent or approval is required to be obtained by Ice to allow it to enter into and perform obligations under this Agreement other than the consent of Anadarko for the transfer of the Anadarko Agreement from Ice to NAMG;

(g) in addition to the other representations and warranties contained herein and not in limitation thereof: (i) to the knowledge of Ice, no material releases of Hazardous Materials have occurred at or from the Anadarko Property; (ii) to the knowledge of Ice, there are no past, pending, or threatened, Environmental Claims against or arising from the Anadarko Property; (iii) to the knowledge of Ice, there are no leaking underground storage tanks on the Anadarko Property; and (iv) to the knowledge of Ice, there are no facts, circumstances, or conditions that could reasonably be expected to restrict, under any Environmental Law or Environmental Permit in effect prior to or at the Effective Date, the ownership, occupancy, use or transferability of the Anadarko Property;

(h) to the knowledge of Ice, all activities by or on behalf of Anadarko on or in respect of the Anadarko Property ("**Anadarko Activities**") prior to the Effective Date have been performed in compliance with all applicable laws, rules and regulations, including all laws, rules and regulations relating to operations and reclamation of disturbed lands and those relating to protection of the environment, and Ice has:

   i. not received notice of any alleged violation of any law, rule or regulation with respect to the Anadarko Activities or the Anadarko Property,

   ii. no knowledge of any threatened or pending governmental investigation into alleged violations of any law, rule or regulation with respect to the Anadarko Activities or the Anadarko Property, and

   iii. no knowledge of any facts which would lead a well informed and reasonable operator in the mining industry to believe that there has been any violation of any law, rule, or regulation with respect to the Anadarko Activities or the Anadarko Property;

(i) Ice has delivered or made available to NAMG copies of all material reports, data, and information within Ice's possession which concern the Anadarko Property, provided, however, Ice shall be deemed not to warrant the completeness or accuracy of any such data or interpretations;

(j) to the knowledge of Ice, Anadarko has exclusive possession of the Anadarko Property in respect of Diamonds as set forth in Schedule "B";

(k) Ice is unaware of any material facts or circumstances which have not been disclosed, which should be disclosed to NAMG in order to prevent the representations in this Agreement from being materially misleading;

(l) to the knowledge of Ice, Anadarko has not done anything or omitted to do anything whereby the Anadarko Property may become subject to any liens, charges, encumbrances, royalties, agreements, underlying interests and conflicting rights or claims;

(m) to the knowledge of Ice, there are no adverse claims or challenges of any kind whatsoever, including without limitation, claims or challenges by native or aboriginal peoples or other third parties, against or to the ownership of, or title to, the Anadarko Property nor is there any basis therefor;

(n) Ice has no knowledge of anything with respect to the current or former ownership or usage of the Anadarko Property whereby any litigation affecting its interest or use of the Anadarko Property may be commenced; and

(o) to the knowledge of Ice, there are no material actions, claims, investigations or proceedings, judicial or otherwise, pending, against or relating to Ice, Anadarko, or the Anadarko Property which relate to or could materially adversely affect its interest in the Anadarko Property.

2.5 Ice to Indemnify NAMG. If Ice achieves Successful Execution, Ice shall indemnify, defend and hold NAMG harmless from any loss, damage, reclamation obligations or other claims, liability, demands or causes of action which are attributable to Ice's activities on the Anadarko Property prior to the Effective Date of this Agreement.

2.6 NAMG to Indemnify Ice For Operations on the Anadarko Property. If Ice achieve Successful Execution, NAMG shall indemnify, defend and hold Ice harmless from any loss, damage, reclamation obligations or other claims, liability, demands or causes of action (collectively referred to as "**Claims**") which are attributable to NAMG's activities on the Anadarko Property after the Effective Date of this Agreement provided that NAMG agrees that such indemnity will include, without limitation, any Claims that arise from the indemnity that Ice will provide to Anadarko upon Successful Execution of the Anadarko Agreement.

2.7 Representations and Warranties to Survive. The representations and warranties set forth in Article 2 shall survive, for a period of two years following the execution, delivery and termination of this Agreement.

ARTICLE 3
ASSET TRANSFER

3.1 Transfer of NAMG Claims. NAMG hereby sells, assigns, transfers and conveys a 15% carried interest in the NAMG Claims set forth in Schedule "A", to Ice ("**Ice's Interest**"), and Ice hereby purchases and accepts such interest from NAMG, all on the terms and conditions set forth in this Agreement. For greater certainty "**carried interest**" means that, prior to Bankable Feasibility, Ice will own 15% of the NAMG Claims without having any requirement whatsoever to pay for any actual costs in relation to the NAMG Claims, including, without limitation, license fees or similar costs in relation to maintaining NAMG Claims current, exploration, sampling or testing costs, operating costs and maintenance costs. Upon Bankable Feasibility, Ice's interest in the NAMG Claims will revert to a working interest and Ice shall be required to pay NAMG 15% of the development capital in relation to the NAMG Claims for which Bankable Feasibility has been obtained in order to retain its 15% working interest in the NAMG Claims.

3.2 Commercially Reasonable Efforts to Enter into the Anadarko Agreement. Ice will use its commercially reasonable efforts to enter into and execute the Anadarko Agreement with Anadarko

(referred to herein as "**Successful Execution**"). If Ice achieves Successful Execution, Ice will assign, transfer and convey an 85% interest, only to the extent that such interest has been granted to Ice by Anadarko, and only with respect to Diamonds, in the Anadarko Agreement to NAMG ("**NAMG's Interest**"), and NAMG hereby covenants that if Ice achieves Successful Execution, NAMG will purchase and accept such interest from Ice, all on the terms and conditions set forth in this Agreement. If Ice achieves Successful Execution, until such time as the Anadarko has consented to the transfer of NAMG's Interest to NAMG (the "**Anadarko Consent**"), Ice will hold NAMG's Interest in trust for NAMG. If Ice has not obtained the Anadarko Consent with 6 months of the Effective Date, Ice shall prepare documentation reflecting the trust and deliver such documentation to NAMG in a timely manner. If Ice achieves Successful Execution, the 15% interest that Ice retains in the Anadarko Agreement will be a carried interest. For greater certainty "**carried interest**" means that, prior to Bankable Feasibility, Ice will own 15% of the interest under Anadarko Agreement without having any requirement whatsoever to pay for any actual costs in relation to the Anadarko Agreement, including, without limitation, license fees or similar costs in relation to maintaining the Anadarko Agreement current, exploration, sampling or testing costs, operating costs and maintenance costs. If Ice achieves Successful Execution, upon Bankable Feasibility, Ice's interest in the Anadarko Agreement will revert to a working interest and Ice shall be required to pay NAMG 15% of the development capital in relation to the Anadarko Property for which Bankable Feasibility has been obtained in order to retain its 15% working interest in the Anadarko Agreement. If Ice achieves Successful Execution, at any time prior to Bankable Feasibility, NAMG retains the right to purchase Ice's carried interest from Ice for a one time payment of $10,000,000.

3.3 Consideration of Ice. In consideration for NAMG entering into and executing this Agreement, Ice hereby agrees to:

(a) terminate the Option Agreement as set forth in Section 3.13.

3.4 Consideration of NAMG. In consideration for ICE entering into and executing this Agreement, NAMG:

(a) hereby agrees to transfer Ice's Interest to Ice;

(b) if Ice achieves Successful execution, NAMG hereby agrees to perform all of the financial requirements as required pursuant to the Anadarko Agreement in order to keep the Anadarko Agreement in good standing, including, without limitation, spending a minimum of $150,000 USD in Anadarko Property Exploration Expenditures in the first 18 months from the Effective Date of the Anadarko Agreement (the "**Exploration Expenditure Period**");

(c) terminate the Option Agreement as set forth in Section 3.13.

3.5 Notice for Continuation or Abandonment of the Anadarko Agreement. If Ice achieves Successful Execution, NAMG agrees to give 90 days written notice to Ice prior to the expiration of the Exploration Expenditure Period of NAMG's intention to either: (i) continue with the next phase of exploration requirements pursuant to Section 2 of the Anadarko Agreement and advise, pursuant to Section 2 of the Anadarko Agreement, as to which portion of the Anadarko Property will be retained; or (ii) abandon its interest in the Anadarko Agreement.

3.6 Abandonment Notice of the NAMG Interest in the Anadarko Agreement. If Ice achieves Successful Execution, NAMG may abandon the NAMG's Interest in the Anadarko Agreement at any time after spending a minimum of $150,000 USD in Anadarko Property Exploration Expenditures upon giving 90 days written notice to Ice provided that such notice must be given at least 90 days prior to the expiry of the Exploration Expenditure Period. **If Ice achieves Successful Execution, notwithstanding any other provision in this Agreement, NAMG covenants and agrees to incur $150,000 USD in**

Anadarko Property Exploration Expenditures by the end of the Exploration Expenditure Period. If Ice achieves Successful Execution, failure to make the $150,000 USD commitment in Anadarko Property Exploration Expenditures will result in NAMG having to pay to Ice as liquidated and agreed damages $150,000 USD less the amount of any Anadarko Exploration Expenditures made during the Exploration Expenditure Period (the "NAMG Non-Refundable Payment"). If Ice achieves Successful Execution, the NAMG Non-Refundable Payment shall be non-refundable and irrevocable, including, without limitation, in the event this Agreement is terminated.

3.7 Results of Abandonment of the Anadarko Agreement.

(a) Upon abandonment or deemed abandonment of NAMG's Interest in the Anadarko Agreement, NAMG shall have no further right, title or interest in the Anadarko Agreement. NAMG agrees that in the event of abandonment or deemed abandonment of the NAMG Interest, it shall execute all instruments reasonably requested by Ice to evidence the termination of NAMG's Interest in the Anadarko Agreement.

(b) Except as expressly provided in this Agreement, NAMG's abandonment or deemed abandonment of the NAMG Interest shall relieve NAMG from any other obligations hereunder, other than the obligation to make $150,000 of Anadarko Exploration Expenditures pursuant to Section 3.4 and 3.6 or to pay the NAMG Non-Refundable Payment set forth in Section 3.6. Upon any abandonment of the NAMG Interest hereunder, NAMG shall comply with its obligations incurred under this Agreement prior to the abandonment.

(c) NAMG shall not be entitled to reimbursement for any Anadarko Property Exploration Expenditures made prior to the date of abandonment.

(d) If Ice has transferred title to any interest in the Anadarko Agreement or the Anadarko Property to NAMG prior to abandonment of the NAMG Interest, NAMG will retransfer such interest in the Anadarko Agreement or the Anadarko Property to Ice within 30 days following abandonment.

3.8 Delivery of Data Upon Abandonment of the Anadarko Agreement. If NAMG abandons or is deemed to have abandoned the NAMG Interest in the Anadarko Agreement, within 60 days thereafter, it shall furnish to Ice copies of all factual, non-interpretive data developed by or for NAMG with respect to the Anadarko Property during the period prior to the abandonment which have not previously been made available to Ice including, but not limited to, drill logs, assay reports, geophysical data and maps, geochemical data and maps, and geologic data and maps, metallurgical reports and engineering reports and studies.

3.9 Abandonment of the NAMG Property by NAMG. NAMG shall not surrender or abandon any NAMG Claims within the NAMG Property without consulting with Ice prior to surrender or abandonment of any such claims. If Ice does not concur with any proposed surrender or abandonment by NAMG, then to the extent allowed by applicable law, NAMG shall make available to Ice that portion of the NAMG Property sought to be abandoned or surrendered, at no cost to Ice, free and clear of all encumbrances except for encumbrances as set forth in Sections 2.2(b) and 2.2(c). Upon the assignment, such properties shall cease to be subject to this Agreement and NAMG shall have no further obligations in respect of such properties, provided that NAMG is and will only remain responsible for all Environmental Claims and obligations pertaining to Environmental Laws resulting from NAMG's Exploration Work on the NAMG Claims prior to the surrender or abandonment of the NAMG Claims.

3.10 Delivery of Data Upon Abandonment of the NAMG Property. If NAMG abandons or is deemed to have abandoned the NAMG Property and Ice does not concur with the proposed abandonment or

surrender pursuant to Section 3.9, within 60 days thereafter, NAMG shall furnish to Ice copies of all factual, non-interpretive data developed by or for NAMG with respect to the NAMG Property during the period prior to the abandonment which have not previously been made available to Ice including, but not limited to, drill logs, assay reports, geophysical data and maps, geochemical data and maps, and geologic data and maps, metallurgical reports and engineering reports and studies.

3.11 Payment of Tax and Registration Charges on Transfer of Ice's Interest. NAMG is liable for and shall pay all transfer and sales taxes, duties, registration charges, or other like charges properly payable upon and in connection with the conveyance and transfer of the NAMG Claims by NAMG to Ice, including retail sales taxes and land transfer taxes. With respect to GST, if applicable, Ice shall directly remit, and file the required prescribed form for, applicable GST on the acquisition of that part of the NAMG Claims for purposes of the Excise Tax Act in the time and manner prescribed by the Excise Tax Act. Ice is registered for GST under the Excise Tax Act.

3.12 Payment of Tax and Registration Charges on Transfer of NAMG's Interest. Ice is liable for and shall pay all transfer and sales taxes, duties, registration charges, or other like charges properly payable upon and in connection with the conveyance and transfer, if any, of the Anadarko Property by Ice to NAMG, including retail sales taxes and land transfer taxes. With respect to GST, if applicable, NAMG shall directly remit, and file the required prescribed form for, applicable GST on the acquisition of that part of the Anadarko Property for purposes of the Excise Tax Act in the time and manner prescribed by the Excise Tax Act. NAMG is registered for GST under the Excise Tax Act.

3.13 Termination of Option Agreement. The Parties agree that the Option Agreement is cancelled and terminated and of no force and effect, and all rights and obligations of the Parties pursuant to the Option Agreement have ended, including, but not limited to, any obligations of Ice to make Exploration Expenditures and the obligation of Ice to pay $500,000 in Exploration Expenditures or to pay the "Non-Refundable Payment" (as defined in the Option Agreement) to NAMG.

3.14 Release of Ice's Obligations. NAMG hereby remises, releases and forever discharges Ice from any and all manner of actions, causes of actions, suits, debts, liabilities, duties, accounts, bonds, covenants, warranties, contracts, claims, costs, damages and demands of every nature and kind arising out of or in any way connected in or related to the Option Agreement, including, but not limited to the obligation of Ice to pay $500,000 in Exploration Expenditures or to pay the "Non-Refundable Payment" (as defined in the Option Agreement) to NAMG.

3.15 Release of NAMG's Obligations. Ice hereby remises, releases and forever discharges NAMG from any and all manner of actions, causes of actions, suits, debts, liabilities, duties, accounts, bonds, covenants, warranties, contracts, claims, costs, damages and demands of every nature and kind arising out of or in any way connected in or related to the Option Agreement.

3.16 No Assumption of Liabilities by Ice. Ice shall not be liable for, or assume, pay, perform or discharge, any of the obligations or liabilities of NAMG, including, prior to Bankable Feasibility on the NAMG Claims, any liabilities or obligations of NAMG in respect of the NAMG Claims.

ARTICLE 4
INSURANCE

4.1 On the later of the Effective Date of this Agreement or when Ice achieves Successful Execution, NAMG shall place in effect and keep in effect, at its expense during the life of this Agreement, insurance as described in this Article 4. The policy or policies procured by NAMG shall provide for a thirty (30) day prior notice of cancellation to Ice and shall be in a form and with carriers acceptable to Ice and shall provide minimum limits as follows:

(a) Workmen's Compensation Insurance, in compliance with the Workmen's Compensation laws of the state in which Exploration Work hereunder is conducted.

(b) Employer's Liability Insurance with limits of not less than $1,000,000 per person, covering all employees engaged in the performance of work in the state having jurisdiction over each employee.

(c) Comprehensive General Liability Insurance, including contractual liability, with a combined single limit per occurrence of not less than $1,000,000 for bodily injury and property damage.

(d) Comprehensive Automobile Insurance, including hired and non-owned vehicles, with a combined single limit per occurrence of not less than $1,000,000 for bodily injury and property damage.

(e) Liability Umbrella (excess of underlying insurance coverage mentioned above) with a combined limit per occurrence coverage of not less than $10,000,000.

ARTICLE 5
CLOSING

5.1 NAMG's Deliveries. As soon as is reasonably practical on or after the Effective Date, NAMG shall deliver or cause to be delivered to Ice all such consents, elections (and supporting materials), transfers, conveyances, assignments, novation agreements, notices and other documents and instruments as Ice may reasonably request for the purpose of effecting the transfer and conveyance of Ice's Interest in accordance with the terms of this Agreement, executed by NAMG in all cases in which NAMG is an appropriate signatory.

5.2 Ice's Deliveries. If Ice achieves Successful Execution, and assuming the Anadarko Consent has been obtained, as soon as is reasonably practical on or after the Effective Date, Ice shall deliver or cause to be delivered to NAMG all such consents, elections (and supporting materials), transfers, conveyances, assignments, novation agreements, notices and other documents and instruments, if any, as NAMG may reasonably request for the purpose of effecting the transfer and conveyance of NAMG's Interest, in accordance with the terms of this Agreement, executed by Ice in all cases in which Ice is an appropriate signatory.

5.3 Possession and Risk. Possession and risk of the NAMG Claims shall continue with NAMG upon receipt, from the appropriate Bureau of Land Management, or other regulatory authority, of a certificate or other document evidencing Ice's Interest. Possession and risk of the Anadarko Property shall pass to NAMG upon receipt, from the appropriate Bureau of Land Management, or other regulatory authority, of a certificate or other document evidencing NAMG's Interest.

5.4 Indemnities. Upon the Effective Date:

(a) NAMG assumes and agrees to indemnify and save harmless Ice from and against all valid and binding obligations of Ice which arise in relation to the NAMG Claims prior to Bankable Feasibility; and

(b) if Ice achieves Successful Execution, Ice assumes and agrees to indemnify and save harmless NAMG from and against all valid and binding obligations and liabilities of NAMG which arise by virtue of Ice's interest in the Anadarko Property to the extent that such obligations and liabilities are attributable to a period commencing prior to the Effective Date.

ARTICLE 6
ARBITRATION

6.1 Dispute. If any dispute of difference of any kind whatsoever (collectively, "**Dispute**") shall arise between the Parties in respect of any matter relating to this Agreement or with respect to the interpretation of this Agreement, the Parties shall consult and negotiate with each other in good faith and understanding of their mutual interests, to reach an equitable solution satisfactory to both Parties. The Party claiming that a Dispute exists will give to the other Party formal written notice of such Dispute together with details of that Dispute. Unless such Dispute has been resolved by bona fide negotiations between the Parties within sixty (60) days from the date that one Party delivered written notice of such Dispute to the other, it will be referred to a panel comprised of two directors of each of the Parties who then shall attempt to resolve the matter in an agreeable manner. If the Parties do not reach a solution within an additional period of twenty (20) days, then upon written notice by either Party to the other, the dispute, claim, question or difference shall be submitted to arbitration in accordance with the Laws of the Province of Alberta based upon the following:

(a) each of the Parties shall nominate to the arbitration tribunal one arbitrator who is qualified by education and training to pass upon the particular matter to be decided and who is not related in any way to the Party. The said two arbitrators shall appoint a similarly qualified third arbitrator;

(b) the arbitrators shall be instructed that time is of the essence in proceeding with their determination of any dispute, claim, question or difference, and in any event, the arbitration award must be rendered within thirty (30) days of the submission of such dispute to arbitration;

(c) the arbitration shall take place in Calgary, Canada, and shall be conducted in the English language;

(d) the arbitration award shall be given in writing and shall be final and binding on the Parties, not subject to any appeal, and shall deal with the question of cost of arbitration and all matters related thereto;

(e) judgment upon the award rendered may be entered in any court having jurisdiction, or, application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be; and

(f) the Parties hereby stipulate that the arbitrators' fee shall be a reasonable hourly rate agreed to by the Parties, multiplied by the total time of the arbitrators spent concerning the arbitration. The arbitrators shall be entitled to receive payment for reasonable disbursements. If the Parties are unable to agree on a fee within thirty (30) days after the filing of the request for arbitration, then the fee shall be established by the Code of Civil Procedure of the Province of Alberta. If any Party refuses to arbitrate or institutes any proceeding to stay or enjoin arbitration, the other Party shall be awarded reimbursement of all expenses and legal fees incurred in connection with any such proceeding to stay or enjoin arbitration.

ARTICLE 7
GENERAL

7.1 Implied Covenants. There are no implied covenants contained in this Agreement, other than those of good faith and fair dealing.

7.2 Unavoidable Delays. If either Party is prevented or delayed in complying with any provisions or satisfying any condition of this Agreement by reason of events beyond its control, including fire, land closures, the exigencies of nature, unfavorable weather or ground conditions, the action, inaction or refusal of any governmental agency to grant any authorization, approval, permit or consent to conduct exploration or other operations, or unusual delay in the processing or granting of such authorization, approval, permit or consent, environmental restrictions or approvals, and acts of God but excluding the lack of funds, such Party may give notice to the other Party of the event, and upon notice all times herein provided for shall be extended by the period necessary to cure any such event and the Parties affected shall use all reasonable means to do so promptly.

7.3 Confidentiality. The terms and conditions of this Agreement and all data and information coming into the possession of a Party by virtue of this Agreement with respect to the business or operations of the other Party, the NAMG Claims, the NAMG Property or the Anadarko Property, shall be kept confidential and shall not be disclosed to any person not a Party hereto without the prior written consent of the other Party, except:

(a) as required by law, rule, regulation or policy of any stock exchange or securities commission having jurisdiction over a Party;

(b) as may be required by a Party in the prosecution or defence of a lawsuit or other legal or administrative proceedings;

(c) as required by a financial institution in connection with a request for financing related in whole or in part by the Party's interest in the NAMG Claims; or

(d) to a prospective assignee of a Party's interest in the NAMG Claims;

and the Party making such required disclosure shall at least 24 hours prior thereto deliver a copy thereof to the other Party unless the Party is required by law to disclose the information earlier. In addition, notwithstanding the foregoing, any Party may at any time and without the consent of the others share all or any of such data and information with a consultant provided that such consultant shall agree to preserve the confidential nature of such data and information. Additionally, each Party shall consult with and obtain the written consent of the other Party, which shall not be unreasonably withheld, prior to making or issuing any public announcement, press release or other pubic disclosure with respect to this Agreement.

7.4 Notices. Any notice required to be given or delivery of documents required to be made under this Agreement shall be in writing and shall be deemed to be well and sufficiently given if delivered, or if mailed, by registered mail, or sent by telecopy, to the Parties at their addresses as follows:

If to Ice:

Ice Resources Inc.
Suite 1505, 1800 - 4th Street S.W.
Calgary, Alberta
T2S 2S5
Attention: Timothy Bergen
Fax No.: (403) 262-3797

With a copy to:

Davis LLP
10th Floor, Livingston Place
250 - 2nd Street S.W.
Calgary, Alberta
T2P 0C1

	Attention:	Derrick K. Auch
	Fax No.:	(403) 213-4465
If to NAMG:	North American Mineral Group Inc. 67 Wall Street, 22nd Floor New York, NY 10005 USA	
	Attention:	Yosi Lapid
	Fax No.:	(800) 424-3465
With a copy to:	McCarthy Tetrault LLP Suite 3300, 421 - 7th Avenue S.W. Calgary, Alberta T2P 4K9	
	Attention:	Sony Gill
	Fax No.:	(403) 260-3501

Any notice given as provided in this Section 7.4 shall be deemed to have been given, if delivered, when delivered, or, if mailed, on the third business day after the date of mailing, or if telecopied, on the first business day after the date of telecopying; provided that if mailed there be, between the time of mailing and the actual receipt of the notice a mail strike, slowdown or other labour dispute which might affect the delivery of such notice, then such notice shall only be effective if actually delivered or if telecopied.

7.5 Applicable Law. This Agreement shall be construed in accordance with the laws of the Province of Alberta.

7.6 Term. Unless earlier terminated in accordance with the provisions of this Agreement, this Agreement shall remain in full force and effect for so long as both Parties have any right, title or interest in the NAMG Claims and the Anadarko Property. Unless otherwise stated herein, Termination of the Agreement shall not, however, relieve any Party from any obligations theretofore accrued but unsatisfied, nor from its obligations with respect to rehabilitation of the NAMG Claims and the Anadarko Property and reclamation.

7.7 Assignment. Either Party may assign or otherwise transfer its interest under this Agreement, the NAMG Claims or in the Anadarko Property to an Affiliate without consent. Other than as set forth in this Agreement and except as provided in the foregoing sentence, neither Party shall transfer, assign or dispose of all or any part of its rights under this Agreement or in the NAMG Claims or Anadarko Property without the prior written consent of the other Party, such consent not to be unreasonably withheld.

7.8 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns.

7.9 Entire Agreement. This Agreement and the documents to be executed hereunder constitute the entire agreement including the Option Agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

7.10 Counterpart and Facsimile Signature. This Agreement may be executed in several counterparts and evidenced by a facsimile copy of an original execution page bearing the signature of each Party

hereto, each of which when so executed shall be deemed to be an original, and such counterparts or facsimile copies thereof together shall comprise one and the same instrument and, notwithstanding their date of execution, shall be deemed to bear the date as of the date above written.

7.11 Further Acts. The Parties shall at all times do such further acts and execute and deliver all further documents as may be reasonably required in order to fully perform and carry out the terms of this Agreement.

7.12 Severability. If any provisions of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provisions and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed by their authorized signatories hereunto duly authorized all as of the day and year first above written.

NORTH AMERICAN MINERALS GROUP INC.

By: [signature]
Name: YOSI LAPID
Title: PR. NAMG.

ICE RESOURCES INC.

By: [signature]
Name: [illegible]
Title: [illegible]

SCHEDULE "A"

NAMG CLAIMS

Property	Claim No.	Sec/Twp/Range	BLM Serial Nos.	Area (acres)
George Creek				
	Geo #1	S28/T11N/R74W	251727	20
	Geo #2	S28/T11N/R74W	251728	20
	Geo #3	S28/T11N/R74W	251729	20
	Geo #4	S28/T11N/R74W	251730	20
	Geo #5	S28/T11N/R74W	251731	20
	Geo #6	S28/T11N/R74W	251732	20
Totals	*6 claims*			*120*
Pearl Creek				
	Pearl #1	S17/T10N/R74W	251734	20
	Pearl #2	S17/T10N/R74W	251735	20
	Pearl #3	S17/T10N/R74W	251736	20
	Pearl #4	S17/T10N/R74W	251737	20
	Pearl #5	S17/T10N/R74W	251738	20
	Pearl #6	S17/T10N/R74W	251739	20
Totals	*6 claims*			*120*
Sand Creek				
	Sand #3	S5/T10N/R75W	251744	20
	Sand #4	S5/T10N/R75W	251745	20
	Sand #5	S5/T10N/R75W	251746	20
	Sand #6	S5/T10N/R75W	251747	20
	Sand #7	S5/T10N/R75W	251748	20
	Sand #8	S5/T10N/R75W	251749	20
	Sand #9	S5/T10N/R75W	251750	20
	Sand #10	S5/T10N/R75W	251751	20
	Sand #11	S5/T10N/R75W	251752	20
	Sand #12	S5/T10N/R75W	251753	20
Totals	*10 claims*			*200*
Chicken Park				
	CP #3	S2/T10N/R72W	255182	20
	CP #4	S2/T10N/R72W	255183	20
	CPL #1	S2/T10N/R72W	pending	20
	CPL #2	S2/T10N/R72W	pending	20
	CPL #3	S2/T10N/R72W	pending	20
Totals	*5 claims*			*100*
State Lease	Subdiv. S/2	S36/T11/R73W	5403	489

SCHEDULE "B"

ANADARKO PROPERTY

Only in respect of Diamonds:

Larimer County, Colorado

Township 10 North, Range 72 West, 6th P.M.
Section 3: All
Section 9: All

Township 11 North, Range 71 West, 6th P.M.
Section 19: All
Section 21: All
Section 29: All

Township 11 North, Range 72 West, 6th P.M.
Section 33: All

Township 11 North, Range 73 West, 6th P.M.
Section 35: N/2

Township 11 North, Range 74 West, 6th P.M.
Section 19: All
Section 29: All
Section 31: All
Section 33: All

Township 11 North, Range 75 West, 6th P.M.
Section 25: All

Township 12 North, Range 71 West, 6th P.M.
Section 33: E/2, E/2NW and SW

Albany County, Wyoming:

Township 12 North, Range 72 West, 6th P.M.
Section 17: All